Exhibit 10.8

Trulite, Inc.
520 Post Oak Boulevard
Suite 820
Houston, Texas 77027
713-888-0660

May 21, 2005

Jim Longaker
2002 Woodland Valley Drive
Kingwood, TX 77339

Re: Offer of Employment with Trulite, Inc.

Dear Jim,

On behalf of Trulite, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Controller reporting to the President, John Sifonis. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be 23 May 2005. This offer will expire on 23 May 2005.

The terms of this offer of employment are as follows:

Compensation. The Company will pay you a salary of $ 2,708.33 per pay period payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. This is equivalent to $65,500 per year. You are also eligible for an individual bonus of $20,000 based on performance objectives that will be outlined once you have started with Trulite. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Stock Option. Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 20,000 shares of the Company’s Common Stock at the fair market value on the date the Board approves the option grant. Vesting will be over a four year period: eighteen and a half percent (18.5%) of the shares subject to any option will become exercisable on the first anniversary of your employment with the Company; twenty two and one half percent (22.5%) of the shares subject to any option will become exercisable on the second anniversary of your employment with the Company; twenty six and one half percent (26.5%) of the shares subject to any option will become exercisable on third anniversary of your employment with the Company; and, thirty two and a half percent (32.5%) of the shares subject to any option will become exercisable on the fourth anniversary of your employment of the Company. Options will be exercisable for no more than seven years from the date of your employment with the Company.

At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

Benefits and PTO. You will be entitled during the term of your employment to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time. The company has 8 standard holidays that you are eligible for time off. The company will allow you to accrue 15 days of Paid time off for vacation, sick and personal time. You cannot carry more than 5 days over per year into the next calendar year.

Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employ-ment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

Confidential Information, Inventions Assignment, and non-competition agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of Confidential Information, Inventions Assignment, and non-competition agreement.

General. This offer letter and the stock option agreement (if approved by the Board) covering the grant described in paragraph 2, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me.

Sincerely,

By:
John Sifonis
President, TRULITE, INC.

AGREED TO AND ACCEPTED:
“Employee”
Jim Longaker

Date: May 23, 2005